EXHIBIT 14.1

                                 CODE OF ETHICS
                                       FOR
                           PRINCIPAL EXECUTIVE OFFICER
                        SENIOR FINANCIAL OFFICERS AND ALL
                       OTHER PRINCIPAL EXECUTIVE OFFICERS
                                  AND MANAGERS
                                       OF

                         CROSS COUNTRY HEALTHCARE, INC.

BE IT RESOLVED that the Board of Directors of Cross Country Healthcare, Inc., herein referred to as the "Company," has established the following Code of Ethics for its Principal Executive Officer, Senior Financial Officers and all other Principal Executive Officers and Managers (collectively, the "Senior Officers") to ensure the continuing integrity of financial reporting and transactions to protect the interest of its shareholders, customers, employees and all those with which the Company conducts business. The Company's Senior Officers are required to conduct their personal and professional conduct consistent with the guidance of ethical and professional standards set forth herein.

APPLICATION

For the purposes of this Code of Ethics, Senior Officers shall include, but not necessarily be limited to the Company's:

     |X|      President and Chief Executive Officer

     |X|      Chief Financial Officer

     |X|      Controller

     |X|      President, Travel Staffing Division

     |X|      President, Consulting Division

     |X|      President, Education and Training Division

     |X|      President, Clinical Trials Staffing Division

     |X|      President, Search and Recruitment Division

     |X|      President, Cross Country Local

     |X|      Chief Marketing and Strategy Officer

     |X|      Vice President, Corporate Development

     |X|      Corporate Counsel

The use of the term "Senior Officer" also includes, without limitation, each of the above positions and all other principal executive officers and managers of the Company and its subsidiaries. Should any irregularities or breaches of this Code of Ethics be observed by any Senior Officer, they are required to report such irregularities or breaches to the Audit Committee of the Company's Board of Directors and its Chief Executive Officer.

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SUMMARY OF GUIDING PRINCIPLES

All Senior Officers shall serve the Company's shareholders, customers and employees with an unwavering commitment to the ethical practice of management in all legal and moral matters. As a condition of employment, all Senior Officers shall at all times, in performing their professional services:

     |X|      Act with integrity, and in a lawful manner.

     |X|      Not knowingly misrepresent material facts.

     |X| Establish and support principles and procedures, which seek the highest and best use of resources yielding continually accurate, timely and understandable information, and full disclosure of financial and operating conditions.

     |X| Avoid all possible conflicts of interest in personal and in professional relationships.

     |X| Act in good faith, responsibly, with due care, competence and diligence.

     |X| Ensure accurate recordation and maintenance of all material files adhering to full compliance with the Company's record retention policy.

     |X| Ensure continuing education and share knowledge among peers to ensure maximum knowledge of best practices, laws, regulations and core skills that are required of or enhance the financial and operating performance of the Company.

     |X| Observe discretion regarding confidential information and personal relationships.

     |X| Employ, reward and recognize accomplishments without regard to race, personal background, sex or religious practice.

     |X| Ensure all information provided to shareholders, regulatory bodies, employees and the general public is credible, and accurate in all material respects.

     |X|      Ensure responsible use of and control over the Company's assets.

     |X| Be recognized as a responsible partner within the communities the Company serves, among peers, among those with which the Company conducts business, among customers and in society.

BASIC STANDARD OF ETHICS

Senior Officers shall observe the highest standards of ethical conduct. In the performance of their duties, they shall protect and foster shareholder value through fair dealings, complete honesty and full disclosure. Senior Officers shall maintain the highest standards of integrity, both in the workplace and outside the workplace, fully observing all laws and applicable regulations.

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Senior Officers shall ensure full compliance with the Sarbanes-Oxley Act of 2002 and all existing and future securities legislation, as well as full compliance with corporate governance requirements of the NASD or any exchange upon which the Company may in the future trade its stock.

Senior Officers shall in all cases ensure full and honest disclosure of the Company's financial and operating conditions as required by law and NASD mandate. They shall be responsible for and ensure the security of confidential information related to the Company.

CONFLICTS OF INTEREST

Senior Officers shall avoid all conflicts of interest. A "conflict of interest" exists any time a Senior Officer faces a choice between what is in his or her personal interest (financial or otherwise) and the interest of the Company. When a conflict of interest arises, it is important that each Senior Officer act with great care to avoid even the appearance that his or her actions were not in the best interest of the Company. If a Senior Officer is in a position where his or her objectivity may be questioned because of individual interests or family or personal relationships, the Senior Officer shall immediately notify the Chief Executive Officer and the Audit Committee for guidance.

OWNERSHIP INTERESTS

The Company's Senior Officers are excluded from transacting business with the Company through any company they own all or partial interest or in which an immediate family member owns all or partial interests. Immediate family shall include spouse, children, parents, siblings, in-laws, and grandparents. If a Senior Officer is aware of an extended family member (all non-immediate family members) who has an interest in a firm which does or wishes to transact business with the Company, the Senior Officer should notify the Chief Executive Officer and Audit Committee for determination of potential conflicts and guidance. In any instance, regardless of a family or non-family relationship with a vendor, it is illegal and unacceptable for any Senior Officer to receive any form of compensation or value as a result of the Company's transacting business with any person or firm. In all purchasing and business relationships, the Senior Officer is obligated to keep the Company's interests first in mind.

PERSONAL FINANCES

Senior Officers are required to ensure that their personal finances and personal financial dealings are prudent and in no manner shall have a negative impact on the Company or place the Senior Officer in a potential compromising position as it relates to the Company's best interest.

OUTSIDE INTERESTS AND DIRECTORSHIPS

Senior Officers who hold interests in another company must make certain they cause no conflicts of interest or potential negative impact on the confidence that shareholders, customers and the public have in the Company. This means such Senior Officers may not serve as an officer, director, partner or consultant for other organizations if such activity:

     |X| Interferes with the Senior Officer's ability to act in the best interests of the Company;

     |X| Requires the Senior Officer to use proprietary, confidential or non-public information, procedures, plans or techniques of the Company;
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     |X|      Competes with the Company and/or its subsidiaries; or

     |X|      Creates any appearance of impropriety.

The Company's Board of Directors and management fully support Senior Officers' involvement in and contribution to not-for-profit and charitable activities. Senior Officers must report to the Chief Executive Officer and the Audit Committee any existing or potential director positions they hold or wish to hold on not-for-profit and charitable organization boards. The Audit Committee shall make its determination as to the potential for material conflicts and shall authorize or deny such director participation by a Senior Officer. Should a Senior Officer at the time of adoption of this Code of Ethics serve on the board of directors of a not-for-profit or charitable organization, he or she should immediately seek approval and guidance from the Audit Committee. Should the Audit Committee approve such volunteerism, Senior Officers are required to remain vigilant to ensure no conflicts of interest arise and that the best interests of the Company serve as the guiding influence. Senior Officers are precluded from making decisions concerning contributions to philanthropic organizations on which they serve as a member of the Board or a volunteer. All contributions shall be solely sanctioned by the Audit Committee and/or Board of Directors.

Senior Officers shall seek approval for any "outside" activity before accepting such a position. Officers are required to submit a formal written request and all relevant facts to the Chief Executive Officer and Audit Committee.

LOANS

The Company prohibits the loan, in any form, of money to Senior Officers, including a prohibition against the guarantee of a loan. The prohibition of loans shall include, the personal use of Company issued credit cards and split dollar life insurance policies. The absence of mention of a specific form of a loan in the Code of Ethics does not imply its approval.

GIFTS, MEALS, SERVICES and ENTERTAINMENT

Senior Officers shall not request or accept anything that might be used as a means of influence, or even appear to influence, such person's actions. Senior Officers may not accept, from any firm that does or may do business with the Company, any gifts, meals, entertainment or services of a value which is not consistent with high integrity and sound business practice.

SAFEGUARDING COMPANY ASSETS / ACCURACY OF BOOKS AND RECORDS

The Company's Senior Officers must ensure the maintenance of internal controls to provide guidance and overall protection of Company assets and financial integrity. The controls are based upon the following principles.

SENIOR OFFICERS MAY NOT:

     |X| Make personal use of company assets which create any additional costs for, interferes with work duties or violates any company policies;

     |X|      Allow company property to be used to help carry out illegal acts;

     |X| Manipulate financial accounts, records or reports for personal gain; and

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SENIOR OFFICERS MUST:

     |X| Maintain off-the-book accounts to facilitate questionable or illegal payments.


     |X|      Prepare budget proposals with accurate information;

     |X| Maintain books, accounts and records according to generally accepted accounting principles, using enough detail to reflect accurately and fairly Company transactions;

     |X| Record transactions accurately and in a timely manner, so that no misleading financial information is created (These transactions include income, expense, indebtedness, obligation, reserves and acquisition or disposition of assets, etc.);

     |X| Establish internal financial controls that are documented, stored in multiple locations and reviewed for their integrity and application quarterly by Senior Officers before submission of quarterly SEC filings. Should any irregularities, non-compliance with internal controls or abuses be observed, the observing Senior Officer should report such directly to the Chief Executive Officer and Audit Committee;

     |X| Review internal financial controls at least every ninety days to ensure their integrity and report any deficiencies to the Chief Executive Officer and Audit Committee for immediate correction; and

     |X| Ensure a broad knowledge of the Company's operating condition, ensuring full and honest disclosure of all material aspects and reporting such in Management's Discussion and Analysis section of the Company's periodic reports and filings.

BRIBERY, KICKBACKS AND OTHER IMPROPER PAYMENTS

The Company's Senior Officers shall maintain high ethical and professional standards in dealings with government officials and members of the private sector. Senior Officers should adhere to the following guidelines.

     |X| Do not directly or indirectly promise, offer or make payment in money or anything of value to anyone, including a government official, agent or employee of a government, political party, labor organization or business entity or a candidate of a political party, with the intent to induce favorable business treatment or to improperly affect business or government decisions.

     |X| Document any entertainment of and gifts to customers and potential customers in accordance with the Company's
              Corporate Control Policies. Just as Senior Officers should not accept gifts of value from vendors, government officials, labor organizations and others, Senior Officers should not give any gifts or provide entertainment that is not consistent with high integrity and sound business practices.


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     |X|      Pay special attention to the treatment of public officials and employees of governmental agencies whose conduct with respect to gifts and meals is controlled by laws and regulations which must be complied with at all times. These laws and regulations are complex and can vary from state to state and country to country.

USE AND SELECTION OF AGENTS

Senior Officers shall engage only reputable, qualified individuals or firms as consultants, agents, representatives or distributors under compensation arrangements that are reasonable in relation to the services performed. The engagement should be formalized in a written contract.

The Company requires its Senior Officers, employees and agents alike to conduct business with integrity and ignorance of that standard is never an acceptable excuse for improper behavior, nor is it acceptable for improper behavior to be rationalized as being in the Company's best interest.

USE OF COMPUTER RESOURCES

The Company invests in and uses computer resources (computer hardware, software, supporting infrastructure, network connections and telecommunications equipment) to advance its business strategy and objectives. Unless prohibited by local law, the use of this technology, including electronic mail and the Internet, is subject to monitoring by the Company.

     |X| Computer software (computer programs, databases and related documentation) whether purchased from a supplier or developed by the Company is protected by copyright and may also be protected by patent or as a trade secret. Senior Officers are expected to strictly follow the terms and conditions of the license agreements, including provisions not to copy or distribute materials covered by these agreements. These protected materials may not be reproduced for personal use.

     |X| Use of the Internet, Intranet and electronic mail should be in support of and to advance the Company's business success. Any personal use of these technologies should not create additional costs for, interfere with work duties or violate any Company policies, including information management policies related to defamatory, offensive or threatening messages, gambling, pornography, viruses, chain letters, executable "ready to run" files, "hacking," etc.

CONFIDENTIAL AND PROPRIETARY INFORMATION

Senior Officers shall be aware that all information, including electronic information that is created or used in support of Company business activities is the property of the Company. Information is a valuable asset and Senior Officers are expected to protect it from unauthorized disclosure. This applies to Company, customer, supplier, business partner and employee data. Laws which protect Company assets and contractual arrangements between the Company and its customers, suppliers or business partners may restrict the use of such confidential and proprietary information and impose both corporate and personal liabilities for impermissible use or disclosure.

     |X| In the course of business the Company has access to information regarding customers and employees which must be treated as confidential to protect individuals' privacy rights.

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     |X|      Senior Officers may use confidential and proprietary information for business purposes only. Each Senior Officer should ensure information within his or her operating organization is appropriately labeled confidential and is handled appropriately. If a Senior Officer is uncertain as to some information's confidentiality, consult with Corporate Counsel.

     |X| Senior Officers shall not disclose confidential or proprietary information to individuals (including other employees) who do not have a business need to know the information. They shall not assist anyone in gaining access to confidential information without authorization.

BRAND MANAGEMENT AND INTELLECTUAL PROPERTY

The Company's name, logo, inventions, processes and innovations are all valuable assets of the Company and are part of its brand management efforts. These assets are called "intellectual property," and their protection is vital to the success of the Company's business. Senior Officers must respect the intellectual property rights of third parties. Violation of others' intellectual property rights may subject both an employee and the Company to substantial liability, including criminal penalties.

COPYRIGHTS protect works like articles, drawings, photographs, video, music, audiotapes and software and generally prohibit unauthorized copying or downloading of these works.

     |X| Do not copy these materials without first determining that the Company has obtained permission from the copyright holder or that other limited copying is legally permitted.

     |X|      Should questions arise, consult with Corporate Counsel.

     |X| Do not copy or distribute software or related documentation without reviewing the license agreement.

TRADEMARKS AND SERVICE MARKS are words, names and symbols which help consumers recognize a product or service and distinguish it from those of competitors. The Company's name and logo are among the Company's most valuable assets. The use of the Company's trademarks or service marks must be properly authorized or licensed.

     |X| Do not use a third party's trademark or service mark without permission.

A TRADE SECRET is valuable information that creates a competitive advantage for the Company by being kept secret. Examples include information about customers, and financial, planning, marketing and strategic information about the Company's current and future business plans.

     |X| Treat as trade secrets and keep confidential all commercially sensitive and important business information of the Company and all similar information of other companies and persons that the Company has received under a confidentiality agreement.

Intellectual property that a Senior Officer creates during the course of his or her employment belongs to the Company. Senior Officers must share any innovations or inventions they create during the course of their employment with Corporate Counsel and the Chief Executive Officer so that the Company can take steps to protect these valuable assets.

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MEDIA AND PUBLIC INQUIRIES

Senior Officers shall not divulge or "leak" any unauthorized information to the media or others. Unless the Senior Officer's job duties specifically include responding to outside inquiries, all inquiries shall be referred to the Chief Financial Officer. They shall:

     |X| Refer all inquires from regulatory agencies to the Corporate Counsel and/or the Chief Executive Officer;

     |X| Refer all inquiries from the news or trade media to the Chief Financial Officer; and

     |X| Refer all inquiries about current or former employees to the Manager of Human Resources.

HEALTH AND SAFETY

The Company highly values the health and safety of its employees and customers. To meet the Company's standards, each Senior Officer shall personally follow and vigilantly promote all employees to:

     |X| Conduct all work in conformance with the Company's health and safety policies and standards.

     |X| Conduct operations in a manner that meets applicable health and safety laws, regulations, permits and other requirements, such as those dealing with employee and public safety and work conditions.

     |X| Follow instructions on health and safety laws, regulations and hazards, and apply training to protect one's self, others and the environment.

     |X| Abide by the requirements of the Company's employee related policies. While on the Company's premises or engaged in Company's business, Senior Officers shall not threaten or injure other persons, or possess or use firearms.

     |X| Follow the requirements of the Company's alcohol and drug-free workplace policy. Senior Officers shall ensure their personal fitness, duties, and work environments are safe. Senior Officers shall not unlawfully use, possess, sell or transfer illegal drugs, narcotics or alcohol either on or off the job.

EQUAL EMPLOYMENT OPPORTUNITY

The Company seeks diversity in its employees, respects their differences and encourages and recognizes contributions of individuals. Senior Officers shall comply with all local laws concerning discrimination and equal opportunity. The Company does not tolerate discrimination in its workplace or against its employees. Senior Officers shall recruit, select, train and pay based on merit, experience and other work-related criteria.



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HARASSMENT IN THE WORKPLACE

The Company's Senior Officers shall be committed to maintaining a work environment where employees can perform their assigned duties and responsibilities without being harassed, and Senior Officers will take appropriate action if harassment occurs. Harassment (generally meaning any offensive action which singles out an employee to the detriment or objection of that employee because of race, sex, religion, national origin, age, disability, etc.) covers a wide range of conduct, including unwelcome behavior of a sexual nature and racial slurs.

     |X| Senior Officers shall not allow harassment of any kind in the workplace to be tolerated.

     |X| Senior Officers are expected to report all incidents of suspected harassment to the Corporate Counsel and Chief Executive Officer.

     |X| Senior Officers shall ensure all claims of harassment are promptly and thoroughly investigated in as confidential a manner as possible.

FAIR COMPETITION

Senior Officers shall follow fair competition standards to ensure full, effective and fair competition and, in particular, to protect customers from unfair or anti-competitive behavior. It is the Company's policy not only to adhere strictly to the fair competition standards that are a matter of law, but also to conduct Company affairs with the highest moral, legal and ethical principles consistent with the spirit of these laws.

REGULATORY COMPLIANCE

Senior Officers shall at all times ensure full compliance with all applicable laws, rules and regulations. Should any questions exists relative to full compliance, the Senior Officer should contact Corporate Counsel for guidance.


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